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                                                               Exhibit (a)(1)(D)

                          Offer to Purchase for Cash

                    All Outstanding Shares of Common Stock

                                      of

                          LOWRANCE ELECTRONICS, INC.

                                      at

                              $8.25 Net Per Share

                                      by

                               BLUE MARLIN, INC.
                         a wholly owned subsidiary of

                         COBRA ELECTRONICS CORPORATION


 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON MONDAY, FEBRUARY 12, 2001, UNLESS THE OFFER IS EXTENDED.


                                                               January 16, 2001

To Brokers, Dealers, Commercial Banks,
 Trust Companies and Other Nominees:

  We have been appointed by Blue Marlin, Inc., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Cobra Electronics Corporation, a Delaware Corporation ("Cobra"), to act as Information Agent in connection with Purchaser's offer to purchase all outstanding shares of common stock, $.10 par value per share (the "Shares"), of Lowrance Electronics, Inc., a Delaware corporation ("Lowrance"), at a purchase price of $8.25 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated January 16, 2001 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of January 4, 2001, among Cobra, Purchaser and Lowrance (the "Merger Agreement"). Holders of Shares whose certificates for such Shares (the "Certificates") are not immediately available or who cannot deliver their Certificates and all other required documents to the Depositary or complete the procedures for book-entry transfer prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase) must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

  Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares in your name or in the name of your nominee.

  Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

    1. The Offer to Purchase, dated January 16, 2001.

    2. The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal (with manual signatures) may be used to tender Shares.
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    3. A letter to stockholders of Lowrance from Darrell J. Lowrance, the
  President and Chief Executive Officer of Lowrance, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by Lowrance and mailed to the stockholders of Lowrance.

    4. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if neither of the two procedures for tendering Shares set forth in the Offer to Purchase can be completed on a timely basis.

    5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name, with space provided for obtaining such clients' instructions with regard to the Offer.

    6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

    7. A return envelope addressed to the Depositary.

  YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, FEBRUARY 12, 2001, UNLESS THE OFFER IS EXTENDED.

  Please note the following:

    1. The tender price is $8.25 per Share, net to the seller in cash without interest.

    2. The Offer is being made for all of the outstanding Shares.

    3. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Monday, February 12, 2001, unless the Offer is extended.

    4. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares that would constitute at least 63 1/3 percent of the Shares that in the aggregate are outstanding determined on a fully diluted basis (assuming the exercise of all options to purchase Shares, and the conversion or exchange of all securities convertible or exchangeable into Shares, outstanding at the expiration date of the Offer), and Cobra's receipt of the proceeds of debt financing in an amount necessary to consummate the transactions contemplated by the Merger Agreement, on terms satisfactory to Cobra in its sole discretion. The Offer is also subject to the other terms and conditions contained in the Offer to Purchase.

    5. Tendering stockholders will not be obligated to pay brokerage fees or commissions imposed by Cobra or Purchaser or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer of Shares pursuant to the Offer.

  In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof) and any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) or other required documents should be sent to the Depositary and (ii) certificates representing the tendered Shares on a timely Book-Entry Confirmation (as defined in the Offer to Purchase) should be delivered to the Depositary in accordance with the instructions set forth in the Offer.

  If holders of Shares wish to tender, but it is impracticable for them to forward their Certificates or other required documents or complete the procedures for book-entry transfer prior to the Expiration Date, a tender must be effected by following the guaranteed delivery procedures specified in
Section 3 of the Offer to Purchase.

  Neither Purchaser, Cobra nor any officer, director, stockholder, agent or other representative of Purchaser or Cobra will pay any fees or commissions to any broker, dealer or other person (other than the Depositary and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any

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transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

  Any inquiries you may have with respect to the Offer should be addressed to Morrow & Co., Inc., the Information Agent for the Offer, 445 Park Ave., 5th Floor, New York, New York 10022 (800-654-2468).

  Requests for copies of the enclosed materials may be directed to the Information Agent at the above address and telephone number.

                                          Very truly yours,

                                          Morrow & Co., Inc.

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF COBRA, PURCHASER, THE DEPOSITARY, THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.


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